Contact:
Rolf Gatlin
Public/Media Relations
210.308.1268
rmgatlin@usfunds.com

Valerie Kimball
Investor Relations
888.917.5109
vkimball@epochfinancial.com

                              For Immediate Release

      U.S. Global Investors Reports Positive Net Income of $0.03 Per Share
                               For First Quarter

    ************************************************************************

SAN ANTONIO -November 15, 2004 - U.S. Global Investors, Inc. (NASDAQ: GROW), a registered investment advisory firm, announced it posted net income for the quarter ended September 30, 2004, of approximately $240,000, or $0.03 income per share, unaudited, compared to net income of approximately $688,000, or $0.09 income per share, unaudited, for the comparable period last year.

Revenues for the quarter ended September 30, 2004 were approximately $2.96 million, or 13 percent higher than the revenues of approximately $2.63 million for the quarter ended September 30, 2003.

Although the Company's earnings per share decreased quarter-over-quarter, its investment management services were more robust this quarter as shown by a $733,000, or 45%, increase in investment advisory fees and a $122,000, or 21%, increase in transfer agent fees, for a total increase of $855,000, or 39% from those revenue streams. The increased investment advisory fees were a result of a 27 percent increase in the average assets under management for the quarter ended September 30, 2004 over the quarter ended September 30, 2003. Increased transfer agent fees were primarily a result of a 7 percent increase in shareholder accounts over the same period.

Fluctuations in the Company's investments were an offsetting factor to its favorable trend in operations. This decrease in investment income was due to a decrease in unrealized gains on trading securities for the quarter ended September 30, 2004 versus the same quarter in 2003.

"Although the Company's investments have declined over the past quarter, we continue to see increases in management fees due to substantial growth in assets in the Company's gold, natural resource and foreign equity mutual funds," says Frank Holmes, Chief Executive Officer of U.S. Global Investors. "The current market conditions tend to benefit the alternative asset classes in which we focus."

Expenses for the quarter ended September 30, 2004 were approximately $685,000 higher than the quarter ended September 30, 2003. Consistent with increased fund assets and strong fund performance, certain sub-advisory fees, platform distribution costs, and performance-driven compensation costs contributed to the increases in expenses.

Cash, cash equivalents and marketable securities have increased from September 30, 2003 to September 30, 2004 by approximately $3.0 million, or 90.6 percent, to a total of $6.2 million, or 62.6 percent of total assets.

                        Financial Highlights (Unaudited)
                           U.S. Global Investors, Inc.

                                Quarter Ended           Quarter Ended
                              September 30, 2004      September 30, 2003
                              ------------------      ------------------

Total Revenues                    $ 3,006,582            $2,628,889
Total Expenses                    $ 2,630,579            $1,945,781
Tax Expense (Benefit)             $    87,585            $   (4,403)
Net Income                        $   288,418            $  687,511
Basic and Diluted Net
Income Per Share                  $      0.04            $     0.09
Basic Weighted Average
  Shares Outstanding                7,473,222             7,465,593
Diluted Weighted
Average
  Shares Outstanding                7,530,663             7,499,753

Mutual Fund Average
Assets under
Management
($ in millions)                   $     1.353        $        1.066


About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 12 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets.

Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.



                                      #####